Exhibit 99.1

ONE LIBERTY PROPERTIES SELLS

ROUND ROCK, TEXAS PROPERTY FOR $16.6 MILLION

GREAT NECK, New York, December 11, 2019 — One Liberty Properties, Inc. (NYSE: OLP) an acquirer, owner and manager of a geographically diversified portfolio of net leased properties, today announced that it sold an 87,500 square foot assisted living facility in Round Rock, Texas, for a sales price of $16.6 million, of which $13.2 million was used to repay the mortgage debt associated with the property.

The Company anticipates that during the three months ending December 31, 2019, it will recognize an approximate $435,000 gain from this sale, without giving effect to a $625,000 mortgage swap termination fee. Net of the fee and excluding the effect of a 2018 write-off related to this property, the sale will result in a net loss of approximately $190,000. The Company will also recognize, in the quarter ending December 31, 2019, $584,000 in rental income reflecting its application of the security deposit of the tenant-debtor.

The Company intends to continue to pursue legal action against the guarantor of the lease for the damages it sustained.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “We remain active and diligent in the management of our portfolio, steadily improving upon the quality of our assets and durability of our cash flows, as demonstrated by this transaction. We believe this transaction simplifies our asset base, allowing us to focus on continuing to source quality industrial acquisitions that will create value for our stockholders.”

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Quarterly Reports on Form 10-Q filed thereafter and in particular, the sections of such reports entitled “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations”. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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